UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: June 14, 2006

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 14, 2006, ATP Oil & Gas Corporation (the “Corporation”) entered into restricted stock agreements (the “Restricted Stock Agreements”) with the following non-employee directors of the Company: Gerard J. Swonke, Robert J. Karow, Chris A. Brisack, Walter Wendlandt, George R. Edwards, Arthur H. Dilly, Robert C. Thomas, and Burt A. Adams (collectively, the “Directors” and individually, a “Director”). Consistent with the Corporation’s policy regarding compensation of directors, Mr. T. Paul Bulmahn, President and Chairman of the Board of Directors, did not receive this grant of restricted shares.

Pursuant to the Restricted Stock Agreements, effective June 14, 2006, each Director is granted approximately $100,000 in shares of restricted common stock of the Corporation (the “Restricted Stock”), which equates to 2,727 shares of Restricted Stock, based on the closing price of the Corporation’s common stock on June 14, 2006, the date of the Corporation’s annual shareholders meeting. The Restricted Stock vests 50% on the one year anniversary of the award, 25% on the two year anniversary of the award, and 25% on the three year anniversary of the award, with immediate vesting upon change of control.

In addition, on June 14, 2006, the Corporation entered into restricted stock agreements with the following non-employee directors of the Company: Gerard J. Swonke, Chris A. Brisack, Walter Wendlandt, Arthur H. Dilly, and Robert C. Thomas, pursuant to which each of the foregoing directors was awarded a one-time grant of 6,300 shares of restricted common stock of the Corporation, which vests on January 15, 2007, with immediate vesting upon change of control. Consistent with the Corporation’s policy regarding compensation of directors, Mr. T. Paul Bulmahn, President and Chairman of the Board of Directors, did not receive this grant of restricted shares.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATP OIL & GAS CORPORATION

Date: June 20, 2006	By:	/s/ ALBERT L. REESE, JR.
Albert L. Reese, Jr.
Chief Financial Officer

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